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                                                                   EXHIBIT 10.26

                              EMPLOYMENT AGREEMENT

         This Employment Agreement ("Agreement") is made as of July 31, 2000 by and between United Stationers Inc., a Delaware corporation ("Parent Company") United Stationers Supply Co., an Illinois corporation (the "Company") and Eileen Kamerick ("Kamerick").

         In consideration of the mutual promises and agreements contained in this Agreement, the Company hereby employs Kamerick and Kamerick accepts employment with the Company on the terms and conditions in this Agreement.

            1. TERM OF EMPLOYMENT. The Company hereby agrees to employ Kamerick and Kamerick hereby accepts employment, in accordance with the terms and conditions set forth herein, commencing October 1, 2001 or sooner upon mutual agreement with the Company and Kamerick (collectively, the "Effective Date"). The period of Kamerick's employment hereunder is referred to herein as the "Employment Term". Kamerick and the Company understand and acknowledge that Kamerick's employment with the Company constitutes "at will" employment. Subject to the Company's obligation to provide severance benefits as specified herein in Section 7 of this Agreement, Kamerick and the Company acknowledge that this employment relationship may be terminated at any time, upon written notice to the other party, with or without Cause or Good Reason and for any or no cause or reason, at the option of either Kamerick with sixty days written notice to the Company or the Company.

            2. POSITION AND DUTIES. During the Employment Term, Kamerick shall serve as Chief Financial Officer and Executive Vice President of the Company reporting to the Chief Executive Officer, and, in accordance with the authority and direction of the Chief Executive Officer, the boards of directors of the Company and/or United Stationers Inc. (the "Board") shall render such operational, administrative and other services to the Company as may be required of such position or as the CEO or either Board may from time to time direct commensurate with such position and title. Kamerick shall be available at all reasonable times for consultation with both Boards on matters relating to the Company's or its affiliates' business.

         Kamerick shall, during normal working hours and at such other times as Kamerick's duties may reasonably require, devote her best efforts and substantially all of her time and attention (except for reasonable periods of vacation, illness or other incapacity) to the business and affairs of the Company and its affiliates.

            3. COMPENSATION. During the Employment Term, Kamerick shall be compensated as follows:

            3.1 BASE SALARY. Kamerick shall receive a base salary of no less than $325,000 per year ("Base Level"), payable in accordance with the Company's normal payment schedule for management employees. The base salary shall be reviewed by the Board annually and may, in the Board's sole discretion, be increased when deemed appropriate, but, may not be decreased below the Base Level, or except pursuant to a general decrease in base salaries overall for senior

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level management executives, the base salary received by Kamerick during the immediately preceding calendar year of the Employment Term, whichever is greater; provided, however, in no circumstances may Kamerick's base salary ever be decreased below the Base Level.

            3.2 BONUS. Kamerick shall be eligible to participate in any bonus plans approved by the Board and made generally available to senior management employees of the Company, and shall be entitled to and paid such bonus amounts as shall be determined in accordance with such plans. For the first year of the Employment Term, Kamerick's bonus shall be in an amount not less than $111,600.00.

            3.3 BENEFITS. Kamerick shall be included, to the extent eligible, in all plans, programs and policies providing general benefits for the Company's employees and/or its senior management employees (as approved by either Board and in effect from time to time). Summaries of all plans, programs and policies providing general benefits for the Company's employees and/or senior management currently in effect are attached hereto as Schedule
3.3 and incorporated herein by this reference. This paragraph shall not be construed to require the Company to establish or maintain any policy, plan or program.

            3.4 STOCK GRANT. As an inducement to enter into this Agreement, Kamerick shall be granted effective as of the Effective Date 11,500 shares of common stock of United Stationers Inc. ("Restricted Shares"), subject to restrictions as set forth in this Section. The Restricted Shares shall vest on the fourth anniversary of the Effective Date, if Kamerick remains employed by the Company through the fourth anniversary of the Effective Date. In addition, if the termination of Kamerick's employment by the Company without Cause, by Kamerick for Good Reason or by reason of Kamerick's death or Disability occurs prior to the fourth anniversary of the Effective Date, the Restricted Shares shall immediately vest on such termination of employment. If Kamerick ceases to be an employee of the Company for any reason other than termination of employment by the Company without Cause, by Kamerick for Good Reason or the death or Disability of Kamerick prior to the fourth anniversary of the Effective Date, then all Restricted Shares shall be forfeited and reconveyed to the United Stationers Inc. by Kamerick without additional consideration and Kamerick shall have no further rights with respect thereto. Kamerick shall have no right to transfer any of the Restricted Shares until they vest pursuant to this Section 3.4. For purposes of this Agreement, the term "transfer" shall include any sale, exchange, assignment, gift, encumbrance, lien, transfer by bankruptcy or judicial order, transfer by operation of law and all other types of transfers and dispositions, whether direct or indirect, voluntary or involuntary.

The certificate representing the Restricted Shares, together with a stock power duly endorsed in blank by Kamerick, shall be deposited with the Company to be held by it until the restrictions imposed upon the Restricted Shares by this Agreement have expired. The certificate representing the Restricted Shares shall bear the following legend: "The sale or other transfer of shares represented by this Certificate, whether voluntary, involuntary or by operation of law, is subject to certain restrictions on transfer as set forth in the Employment Agreement between United Stationers Inc., United Stationers Supply Co. and Eileen Kamerick dated July 31, 2000." When the Restricted Shares become vested, Kamerick shall have the right to have the preceding legend removed from the certificate representing such vested Restricted Shares.

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         3.5 STOCK OPTIONS.

            3.5.1 INITIAL OPTION. As an inducement to enter into this Agreement, Kamerick shall be granted effective as of the Effective Date an option ("Initial Option") to purchase 5,000 shares of common stock of United Stationers Inc. with an exercise price of $25 per share and subject to the terms and conditions set forth herein:

         (a) The Initial Option shall become fully exercisable on the fourth anniversary of the Effective Date if Kamerick remains employed with the Company through the fourth anniversary of the Effective Date; provided that the Initial Option shall immediately become fully exercisable upon termination of Kamerick's employment by the Company without Cause (as defined in Section 7.3) or by Kamerick with Good Reason (as defined in Section 7.2).

         (b) The other terms and conditions of the Initial Option shall be the terms and conditions applicable to options granted to executive officers in July, 1999 pursuant to the Management Equity Plan.

            3.5.2 2000 OPTION. The Human Resources Committee of the Board of Directors of United Stationers Inc. has also approved a grant to Kamerick of an option ("2000 Option") to purchase 40,000 shares of common stock of United Stationers Inc. The 2000 Option shall be granted to Kamerick on the later of the Effective Date or the date option grants are first made after the date hereof to other executive officers under the 2000 Management Equity Plan. The per share exercise price shall be the fair market value of the shares, as determined by the Committee under the 2000 Management Equity Plan, on the date of the grant of the 2000 Option. The other terms and conditions of the 2000 Option shall be the terms and conditions applicable to options grants first made after the date hereof to other executive officers under the 2000 Management Equity Plan.

         3.6 VACATION. Kamerick, commencing with the first year of the Employment Term and during each calendar year of the Employment Term thereafter, shall be entitled to at least twenty (20) paid vacation days (being at least four (4) weeks) per calendar year which shall be subject to the Company's vacation policies from time to time in effect for its senior level management executives.

         3.7 REIMBURSEMENT OF BUSINESS EXPENSES. During the Employment Term, Kamerick is authorized to incur reasonable business expenses in carrying out her duties and responsibilities under this Agreement, and the Company shall reimburse her for all such business expenses reasonably incurred by her in connection with the carrying on of the business of the Company, subject to documentation in accordance with the Company's reimbursement policies, from time to time in effect.

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         4. CONFIDENTIAL INFORMATION AND PROPRIETARY MATERIAL.

         4.1 CONFIDENTIAL INFORMATION. Kamerick acknowledges the Company's exclusive ownership of all information useful in the business of the Company, its parents, subsidiaries or affiliates (collectively "United") (including dealings with suppliers, customers and other third parties, whether or not a true "trade secret"), which at the time or times concerned is not generally known to persons engaged in businesses similar to those conducted by United, and which has been or is from time to time disclosed to, discovered by, or otherwise known by Kamerick as a consequence of her employment by the Company (including information conceived, discovered or developed by Kamerick during her employment with the Company) (collectively, "Confidential Information"). Confidential Information includes, but is not limited to the following especially sensitive types of information:

            (a) The identity, purchase and payment patterns of, and special relations with, the customers of United;

            (b) The identity, net prices and credit terms of, and special relations with, the suppliers of United;

            (c) The inventory selection and management techniques of United;

            (d) The product development and marketing plans of United;

            (e) The strategic business plans of United; and

            (f) The finances of United, except to the extent publicly disclosed.

         4.2 PROPRIETARY MATERIALS. The term "Proprietary Materials" shall mean all business records, documents, drawings, writings, software, programs and other tangible things which were or are created or received by or for United in furtherance of its business, including, but not limited to, those which contain Confidential Information. For example, Proprietary Materials include, but are not limited to, the following especially sensitive types of materials: applications software, the data bases of Confidential Information maintained in connection with such software, and printouts generated from such data bases, market studies and strategic plans; customer, supplier and employee lists; contracts and correspondence with customers and suppliers; documents evidencing transactions with customers and suppliers; sales calls reports, appointment books, calendars, expense statements and the like, reflecting conversations with any company, customer or supplier; architectural plans; and purchasing, sales and policy manuals. Proprietary Materials also include, but are not limited to, any such things which are created by Kamerick or with Kamerick's assistance and all notes, memoranda and the like prepared using the Proprietary Materials and/or Confidential Information.

         4.3 ACKNOWLEDGEMENTS AND UNDERTAKINGS. Kamerick acknowledges that the Proprietary Materials has or will cost the Company a great effort and expense, and affords persons to whom Proprietary Materials are disclosed, including Kamerick, a competitive

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advantage over persons who do not know the information or have the compilation of the Proprietary Materials. Kamerick further acknowledges that Confidential Information and Proprietary Materials include commercially valuable trade secrets and automatically become the Company's exclusive property when they are conceived, created or received. Kamerick shall report to the Company fully and promptly, orally (or, at the Company's request, in writing) all discoveries, inventions and improvements, whether or not patentable, and all other ideas, developments, processes, techniques, designs and other information which may be of benefit to United, which Kamerick conceives, makes or develops during her employment (whether or not during working hours or with use or assistance of Company's facilities, materials or personnel), and which either (i) relate to or arise out of any part of United's business in which Kamerick participates, or (ii) incorporate or make use of Confidential Information or Proprietary Materials (all items referred to in this Section 4.3 being sometimes collectively referred to herein as the "Intellectual Property"). All Intellectual Property shall be deemed Confidential Information of the Company, and any writing or other tangible things describing, referring to, or containing Intellectual Property shall be deemed the Company's Proprietary Materials. At the request of the Company, during or after the term of employment, Kamerick (or after Kamerick's death, Kamerick's personal representative) shall, at the expense of the Company, make, execute and deliver all papers, assignments, conveyances, installments or other documents, and perform or cause to be performed such other lawful acts, and give such testimony, as the Company deems necessary or desirable to protect United's ownership rights and Intellectual Property.

         4.4 CONFIDENTIALITY DUTIES. Kamerick shall, except as may be required by law, during the term of employment, and thereafter for the longest time permitted by applicable law:

            4.4.1 Comply with all the Company's instructions (whether oral or written) for preserving the confidentially of Confidential Information and Proprietary Materials.

            4.4.2 Use Confidential Information and Proprietary Materials only in furtherance of United's business, and pursuant to the Company's directions.

            4.4.3 Exercise appropriate care to advise other employees of the Company (and, as appropriate, subcontractors) of the sensitive nature of Confidential Information and Proprietary Materials prior to their disclosure, and to disclose the same only on a need-to-know basis.

            4.4.4 Not copy all or any part of Proprietary Materials, except as the Company directs.

            4.4.5 Not sell, give, loan or otherwise transfer any copy of all or any part of Proprietary Materials to any person who is not an employee of the Company, except as the Company directs.

            4.4.6 Not publish, lecture on or otherwise disclose to any person who is not an employee of the Company, except as the Company directs, all or any part of Confidential Information or Proprietary Materials.

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            4.4.7 Not use all or any part of any Confidential Information or
         Proprietary Materials for the benefit of any third party without the Company's written consent.

   Upon the termination of Kamerick's employment for whatever reason, Kamerick, (or in the event of death, Kamerick's personal representative), shall promptly surrender to the Company the original and all copies of Proprietary Materials (including all notes, memoranda and the like concerning or derived therefrom), whether prepared by Kamerick or others, which are then in Kamerick's possession or control. Records of payments made by the Company to or for the benefit of Kamerick, Kamerick's copy of this Agreement and other such things, lawfully possessed by Kamerick to the extent relating solely to taxes payable by Kamerick, employee benefits due to Kamerick or the terms of Kamerick's employment with the Company, shall not be deemed Proprietary Materials for purposes of this Section 4.

         5. NON-COMPETITION AND NONSOLICITATION.

         5.1 NONCOMPETE. During Kamerick's Employment Term, and during the two year period following her employment, Kamerick shall not, in any way, directly or indirectly, manage, operate, control (or participate in any of the foregoing), accept employment or a consulting position with or otherwise advise or assist or be connected with or directly or indirectly own or have any other interest in or right with respect to (other than through ownership of not more than 1% of the outstanding shares of a corporation's stock which is listed on a national securities exchange) any enterprise (other than for the Company or for the benefit of the Company) which is a wholesaler or retailer of office products having annual sales in excess of $1,000,000 or any other business in which United, during the Employment Term, may be actively involved or have plans to become actively involved.

         5.2 MANUFACTURING OF OFFICE PRODUCTS. Notwithstanding Section 5.1, following the Employment Term, Kamerick may be engaged by any company whose principal business is the manufacture of office products.

         5.3 NONSOLICITATION. During Kamerick's Employment Term and during the two-year period following her employment, Kamerick shall not at any time, directly or indirectly, solicit (1) any client or customer of United with whom she had contact while employed by the Company for the purpose of causing such client or customer to change its business relationship with United; provided, however, nothing herein is intended nor should such be construed as precluding Kamerick from responding to unsolicited client or customer inquiries at any time, or (2) except for receiving and following up on publicly placed employment advertisements, any employee of United for the purposes of causing such employee to terminate employment with United.

         5.4 LIMITATIONS. Kamerick recognizes that the foregoing limitations are reasonable and properly required for the adequate protection of the business of the Company. If any such limitations are deemed unreasonable by a court having jurisdiction of the matter and parties, Kamerick hereby agrees and submits to the reduction of any such limitations to such territory or time as to such court shall appear reasonable.

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         5.5 REMEDIES. Kamerick agrees that the remedy at law for any breach of the provisions of Section 4 or this Section 5 shall be inadequate and that the Company shall be entitled to injunctive relief in addition to any other remedies it may have.

         6. MUTUAL NON-DISPARAGEMENT. During and after the Employment Term:

         6.1 Kamerick shall not, directly or indirectly, make or cause to be made and shall not intentionally cause the officers, directors, employees, agents and representatives of any entity or person controlled by Kamerick to make or cause to be made, any disparaging, denigrating, derogatory or other negative or false statement orally or in writing to any person or entity about the Company, its or their respective parents, subsidiaries or affiliates, its or their respective executive officers or members of its or their boards of directors, or the business strategy or plans, policies, practices or operations of the Company, or of its or their respective parents, subsidiaries or affiliates. Kamerick shall not, directly or indirectly, and shall, within her reasonable ability to control, cause the officers, directors, employees, agents and representatives of any entity or person controlled by Kamerick not to, directly or indirectly, dissipate or negatively affect the goodwill, business, prospects or reputation of United or its relationships with its employees, customers, suppliers, competitors, vendors, stockholders, lenders, prospective investors or prospective purchasers of any businesses or assets of United.

              6.2 The Company shall not, directly or indirectly, make or cause to be made, and shall not intentionally cause the officers, directors, employees, agents or representatives of any entity or person controlled by the Company or by which the Company is controlled, make or cause to be made, any disparaging, denigrating, derogatory or other negative or false statement orally or in writing to any person or entity about Kamerick, any entity controlled by or with which Kamerick is affiliated, or any business plans, policies, practices or reputation of Kamerick or any entity controlled by or with which she is affiliated. The Company shall not, directly or indirectly, and shall within its reasonable ability to control, cause the officers, directors, employees, agents and representatives of the Company, its Parent Company, subsidiaries, and affiliates and their respective executive officers and members of their respective Boards of Directors not to, directly or indirectly, dissipate or negatively affect the good will, business, prospects or reputation of Kamerick or any entity controlled by her or with which she is affiliated.

         7. TERMINATION AND SEVERANCE.

         7.1 RESIGNATION. If Kamerick resigns other than for Good Reason as defined in Section 7.2, she shall be entitled to receive only the unpaid portion of her base salary and accrued vacation attributable to and including the date of resignation, and reimbursement for reasonable reimbursable expenses incurred on behalf of the Company prior to the date of termination.

         7.2 BY KAMERICK FOR GOOD REASON. Kamerick may elect to terminate her employment by written notice to the Company within 60 days after the occurrence of any of the following events without Kamerick's consent, any of which shall be deemed "Good Reason".

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         (a) the reduction of Kamerick's base salary contrary to the provisions of this Agreement;

         (b) the exclusion of Kamerick from, or diminution in Kamerick's participation in, any pension, bonus, management incentive, profit sharing and other similar incentive, compensation or deferred compensation plans made available to employees of the Company or to officers or management personnel of the Company at the level of vice president or lower, other than exclusions, changes or diminutions applicable to all employees or such management personnel or officers;

         (c) any material diminution in expense reimbursement benefits enjoyed by Kamerick during the Employment Term except pursuant to a general change in the Company's reimbursement policies for its senior level management executives;

         (d) any material reduction in Kamerick's duties, provided, however, that any change in the office or officer to whom Kamerick reports, shall not be deemed "Good Reason";

         (e) any relocation of the Company's headquarters or transfer to Kamerick to a location outside of the Chicago Metropolitan area; or

         (f) the material breach by the Company of any of its covenants or obligations under this Agreement which is not promptly cured after notice from Kamerick.

If the employment is terminated by Kamerick for Good Reason, and Kamerick executes a general release substantially in the form attached hereto as Exhibit "1", Kamerick shall be entitled to receive and the Company shall pay:

         (a) the unpaid portion of her base salary and accrued vacation attributable to and including the date of termination;

         (b) reimbursement for reasonable business expenses incurred by her on behalf of the Company prior to the date of termination;

         (c) A severance amount equal to two year's base salary at the level then in effect immediately prior to such termination, plus an amount equal to her bonus earned from the Company for the year preceding the year in which notice is given by Kamerick to the Company (collectively, "Severance Benefit"), payable in equal installments on the Company's regular pay schedule, commencing within 30 days after receipt by the Company of written notice from Kamerick of termination and continuing for 24 months, except as provided in Section 7.6; and

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         (d) Health care coverage for medical and dental benefits comparable to that in effect for Kamerick and her qualified dependents immediately prior to such termination at no cost to Kamerick for two years following such termination.

         7.3 BY COMPANY FOR CAUSE. The Company may terminate Kamerick's employment at any time for Cause (as hereinafter defined). If Kamerick is terminated by the Company for Cause, Kamerick shall be entitled to receive only the unpaid portion of her base salary and accrued vacation attributable to all periods prior to and including the date of her termination, and reimbursable for reasonable reimbursable expenses incurred on behalf of the Company prior to the date of her termination.

             "Cause" means Kamerick's (a) conviction of, or plea of NOLO CONTENDERE to a felony; (b) theft or embezzlement, or attempted theft or embezzlement as evidenced by the existence of probable cause to believe that such has occurred as reasonably determined by the Company, of money or property or assets of the Company or any of its affiliates;
         (c) use of illegal drugs; (d) material breach of this Agreement;
         (e) commission of any act or acts of moral turpitude in violation of Company policy; (f) gross negligence or willful misconduct in the performance of her duties; or (g) breach of any fiduciary duty owed to the Company, including, without limitation, engaging in directly competitive acts while employed by the Company.

If the event constituting Cause is curable, the Company shall notify Kamerick in writing ("Notice of Cause") in accordance with Section 9.1.1 below that it intends to terminate her employment for Cause effective at the end of a twenty (20) day period following the date that Kamerick receives a Notice of Cause, such Notice of Cause to state in detail the particular event that constitutes Cause. If the event constituting Cause is curable, Kamerick shall have a reasonable opportunity to cure the event constituting Cause following her receipt of such Notice of Cause from the Company; provided, however, if Kamerick has not cured such event to the reasonable satisfaction of the Company and the Company has not waived in writing Kamerick's failure to cure during the twenty (20) day period following the date of the Notice of Cause, the Company may terminate Kamerick's employment effective following the end of such twenty (20) day period.

         7.4 BY THE COMPANY OTHER THAN FOR CAUSE. The Company may terminate Kamerick's employment on written notice to Kamerick at any time. If Kamerick's employment is terminated by the Company, other than for Cause, Kamerick shall be entitled to receive and the Company shall pay:

            (a) the unpaid portion of her base salary and accrued vacation attributable to and including the date of termination;

            (b) reimbursement for reasonable business expenses incurred by her on behalf of the Company prior to the date of termination;

            (c) a Severance Benefit in an amount equal to and on the same basis as provided in Subsection 7.2(c); and

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            (d) health care coverage for medical and dental benefits comparable to that in effect for Kamerick and her qualified dependents immediately prior to such termination at no cots to Kamerick for two years following such termination.

         7.5 UPON DEATH OR DISABILITY. In the event of:

         7.5.1 Kamerick's death during the Employment Term, the Employment Term shall end as of the date of Kamerick's death and the Company shall pay or provide, as applicable, to Kamerick's estate and/or her beneficiaries, as the case may be:

         (a) base salary and accrued vacation earned but not paid prior to the date of Kamerick's death; and

         (b) an additional amount equal to one (1) year's base salary at the level then effect immediately prior to Kamerick's death, plus an amount equal to her bonus earned from the Company for the year preceding the year of termination payable in equal installments on the Company's regular pay schedule commencing within thirty (30) days after Kamerick's death and continuing for twelve (12) months thereafter.

         7.5.2 Kamerick's "Disability" during the Employment Term, the Employment Term shall end as of then date Kamerick shall be deemed "Disabled", and the Company shall pay or provide, as applicable, to Kamerick:

         (a) base salary and accrued vacation earned but not paid prior to the date of the termination of Kamerick's employment due to her Disability, and

         (b) an additional amount equal to one (1) year's base salary at the level then in effect immediately prior to such termination, plus an amount equal to her bonus earned from the Company for the year preceding the year of termination (collectively, "Disability Severance"), payable in equal installments on the Company's regular pay schedule, commencing within thirty (30) days after termination of Kamerick's employment due to her Disability and continuing for twelve (12) months thereafter, except as provided in Section 7.6.

         (c) For the purposes of this Agreement, "Disability" or "Disabled" shall mean a disability as determined under the Company's long-term disability plan or program as in effect on the date the Disability of Kamerick first occurs or if no such plan or program exists, then a "Disability" as and when determined in a written medical opinion of a duly licensed, actively practicing physician reasonably acceptable to the Company, which states that Kamerick is suffering from a physical or mental condition which has rendered her or is expected to render her unable to perform her duties under this Agreement or any comparable duties.

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         7.6 NO MITIGATION - NO OFF-SET. In the event of any termination of
Kamerick's employment under Sections 7.2, 7.4, 7.5.2 or following a "Change in Control", Kamerick shall be under no obligation to seek other employment. In addition, in the event of any termination of Kamerick's employment under Sections 7.2, 7.4, 7.5 or after a "Change in Control", there will be no off-set of any Severance Benefit, Disability Severance or other benefits payable to her or on her behalf under Sections 7.2, 7.4 or 7.5 for any remuneration, whether in cash, property, services or otherwise, paid or provided to or on behalf of Kamerick with respect to any services performed by Kamerick, whether as employee, consultant or otherwise, for a party other than the Company during the period that such benefits are payable except as follows:

                  7.6.1 In the event of any termination of Kamerick's employment under Section 72 or 7.4, if Kamerick, during the first year after such termination is engaged and paid as an employee or independent contractor to provide services for any entity other than the Company, any remuneration she receives therefore during the second year of such Severance Benefit period, shall be off-set against any Severance Benefit payable to Kamerick during such second year of the Severance Benefit period; and

                  7.6.2 In the event of any termination of Kamerick's employment under Section 7.5.2, the amount of any Disability Severance payable to Kamerick under
                           Section 7.5.2 shall be off-set by the amount of any long-term disability benefits received by Kamerick under the Company's long-term disability policy then in effect.

                  7.6.3 For the purposes of this Agreement, "Change in Control" shall have the same meaning as set forth in Exhibit "2" attached hereto.

         8. PARACHUTE LIMITATION. Except as provided in the following sentence, payments pursuant to this Agreement ("Payments") shall not exceed the largest sum (`Parachute Limitation') which will not result, directly or indirectly, in the treatment of any amount paid or payable by the Company to Kamerick (whether or not pursuant to this Agreement, and including the Payments) as an Excess Parachute Payment. Notwithstanding the preceding sentence, Kamerick shall receive the full amount of the Payments without regard to the Parachute Limitation if Kamerick would realize a greater aftertax amount receiving the full amount of the Payments without regard to the Parachute Limitation than Kamerick would realize by receiving the Payments limited to the Parachute Limitation as provided in the preceding sentence.

         All computations and determinations required by this Section 8 shall be made by Kamerick's accountant, acting in good faith. For the purposes of this Agreement, the term `Excess Parachute Payment' shall have the same meaning as the term `excess parachute payment' has under section 280G of the Internal Revenue Code of 1986, as amended and the regulations thereunder.

         9. MISCELLANEOUS.

         9.1 NOTICES. All notices hereunder shall be given in writing and sent to the party for whom such is intended by hand delivery or United States certified or registered mail, return receipt requested, postage prepaid, or overnight courier service, addressed to the party for whom intended at the following respective addresses:

           If to the Company:               United Stationers Supply Co.
                                            2200 E. Golf Road
                                            Des Plaines, IL 60016
                                            Attn:  President

           If to the Parent Company:        United Stationers Inc.
                                            2200 East Golf Road
                                            Des Plaines, IL  60016
                                            Attn:  CEO and General Counsel

           If to Kamerick:                  Eileen A. Kamerick
                                            2658 D N. Southport Avenue
                                            Chicago, IL  60614

           With a Courtesy Copy to:         Levin & Ginsburg Ltd.
                                            180 North LaSalle Street
                                            Suite 2210
                                            Chicago, IL  60601
                                            Attn:  Donald B. Levine and
                                                   Alan J. Mandel (#723701)

         Or to such other persons and/or at such other addresses as may be designated by written notice served in accordance with the provisions hereof. Such notices shall be deemed to have been served, if hand delivered, on the day delivered, and if mailed, on the third day following the date deposited in the mail. Urgent notices shall be given by fax to the same addresses and confirmed by mail as provided above. All notices sent by fax shall be deemed to have been served upon receipt of the fax, but only if in fact confirmed by mail promptly after dispatch of the fax.

         9.2 ASSIGNMENT. This Agreement and all rights and benefits hereunder are personal to Kamerick and neither this Agreement nor any right or interest of Kamerick herein, or arising hereunder, shall be voluntarily or involuntarily sold, transferred or assigned by Kamerick. Any attempt by Kamerick to assign, execute, attach, transfer, pledge, hypothecate or otherwise dispose of any such benefits or amounts or similar process thereupon, shall be null and void and of no effect and shall relieve the Company of all liabilities hereunder. This Agreement and all of the Company's right and obligations hereunder may be assigned and/or delegated, as the case may be, without Kamerick's consent, to any entity which merges with the Company or which acquires substantially all of the assets of the Company and which agrees to be bound hereby. The enforceability of Kamerick's rights under the Agreement shall not be affected by any assignment or merger.

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

         9.3 WITHHOLDING. The payments and benefits set forth pursuant to this Agreement shall be subject to applicable federal, state and local withholding taxes and to any other withholding required by applicable law or pursuant to this Agreement. Kamerick agrees that, to the extent that any taxes of any kind may be due as a result of any such payment to Kamerick, Kamerick shall be solely responsible for such taxes and will indemnify, defend and hold harmless the Company in the event there is any claim against the Company for such taxes.

         9.4 BINDING. This Agreement shall be binding upon and inure to the benefit of the parties and their respective heirs, personal representatives, successors and permitted assigns.

         9.5 ENTIRE AGREEMENT. This Agreement constitutes the entire agreement between the parties and contains all the agreements between such parties with respect to the subject matter hereof. This Agreement supersedes all other agreements, oral or in writing, between the parties with respect to the subject matter hereof.

         9.6 AMENDMENT. No change or modification of this Agreement shall be valid unless the same shall be approved by the Board and in writing and signed by Kamerick and an authorized representative of the Company other than Kamerick. No waiver of any provisions of this Agreement shall be valid unless in writing and signed by the person or party to be charged.

         9.7 ENFORCEABILITY. If any provisions of this Agreement (or portions thereof) shall for any reason, be invalid or unenforceable, such provision (or portions thereof), shall be ineffective only to the extent of such invalidity or unenforceability, and the remaining provisions or portions shall be valid, enforceable and of full force and effect.

         9.8 HEADINGS. The Section or paragraph headings or titles are for convenience only and shall not be deemed a part of this Agreement.

         9.9 MULTIPLE COUNTERPARTS. This Agreement may be executed in multiple counterparts, each of which shall be deemed to be an original and all of which taken together shall constitute a single instrument.

         9.10 ATTORNEY FEES. If Kamerick or her estate or designee prevails in any action to enforce their rights under this Agreement, they shall be entitled to receive their attorney's fees, costs and expenses incurred in enforcing their rights under this Agreement, as well as interest at the Prime Rate as publicly announced by The Northern Trust Company from time to time on the amount of the judgment from the date of demand for payment hereunder through the date of receipt of the amount of the judgment.

         9.11 PUBLIC ANNOUNCEMENT. Absent Kamerick's prior written approval, the Company shall make no public announcement regarding her pending employment with the Company prior to the Effective Date, except as may be required by applicable law in the written, legal opinion of outside securities counsel regularly engaged by the Company, in which case prior notice of such public announcement shall be provided by the Company to Kamerick.

         IN WITNESS WHEREOF, the Company and the Parent Company have caused this Agreement to be executed in their respective corporate names by an officer thereof hereunto duly authorized, and Kamerick has hereunto set their hands, as of the day and year first above written.

                                       UNITED STATIONERS SUPPLY CO.,
                                       an Illinois corporation



                                       By:
                                          --------------------------------------
                                          Randall W. Larrimore
                                          President and
                                          Chief Executive Officer


                                       UNITED STATIONERS INC.
                                       an Delaware corporation


                                       By:
                                          --------------------------------------


                                       Title:
                                             -----------------------------------




                                       -----------------------------------------
                                                   Eileen Kamerick

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